Exhibit 99.1

Investor Contact:	Press Contact:
Frank Gordon	Brian Beades
212.810.5858	212.810.5596

BlackRock Kelso Capital Corporation Doubles Dividend to $0.32 per Share,
Announces September 30, 2009 Quarterly Financial Results

New York, New York, November 5, 2009 - BlackRock Kelso Capital Corporation (NASDAQ:BKCC) (“BlackRock Kelso Capital” or the “Company”) announced today that its Board of Directors has declared a fourth quarter dividend of $0.32 per share payable on January 4, 2010 to stockholders of record as of December 21, 2009.  The amount of this dividend represents an increase of $0.16 per share over the Company’s $0.16 per share third quarter dividend.

The increase in the dividend marks a return to the Company’s practice of distributing to its stockholders an amount that is more reflective of its net investment income.*  Earlier this year and in light of the previously unsettled economic conditions, the Company had taken the conservative step of temporarily reducing its dividend to preserve operating flexibility.  The Company’s recent operating results warrant a return to the previous dividend policy.  In addition, the Company expects to carry forward to 2010 any 2009 taxable income in excess of 2009 distributions.

James R. Maher, Chairman and Chief Executive Officer of BlackRock Kelso Capital, commented:  “We are pleased that our operating results and strong balance sheet have enabled us to increase the amount of our dividend distributions to stockholders.  There are attractive investment opportunities available in the middle-market and a dwindling number of capital providers to middle-market companies.  We are excited to have the capital resources and disciplined investment process in place to take advantage of these opportunities.”

BlackRock Kelso Capital also announced financial results for the quarter ended September 30, 2009.

HIGHLIGHTS:

Investment Portfolio:  $881.2 million
Net Assets:  $540.4 million
Net Indebtedness (borrowings less cash and cash equivalents):  $347.0 million
Net Asset Value per share:  $9.59

Portfolio Activity for the Quarter Ended September 30, 2009:
Cost of investments during period:  $11.0 million
Sales, repayments and other exits during period:  $28.3 million
Number of portfolio companies at end of period:  60

Operating Results for the Quarter Ended September 30, 2009:
Net investment income per share:  $0.39
Dividends declared per share:  $0.16
Net increase in net assets from operations per share:  $0.55
Net investment income:  $21.8 million
Net realized and unrealized gains:  $9.4 million
Net increase in net assets from operations:  $31.1 million

Portfolio and Investment Activity

During the three months ended September 30, 2009, we invested $11.0 million across five existing portfolio companies.  This compares to investing $8.7 million across existing portfolio companies for the three months ended September 30, 2008.  Sales and repayments of investment principal totaled $28.3 million during the three months ended September 30, 2009, versus $60.6 million during the three months ended September 30, 2008.

* To satisfy the annual distribution requirements to maintain its qualification as a regulated investment company under the Internal Revenue Code, the Company must distribute a certain percentage of its net investment income determined on a tax basis, which may differ from net investment income determined in accordance with generally accepted accounting principles.

At September 30, 2009, our portfolio consisted of 60 portfolio companies and was invested 59% in senior secured loans, 31% in unsecured or subordinated debt securities, 6% in senior secured notes, 4% in equity investments and less than 1% in cash and cash equivalents.  This compares to 57% in senior secured loans, 29% in unsecured or subordinated debt securities, 5% in senior secured notes, 3% in equity investments and 6% in cash and cash equivalents at September 30, 2008.  Our average portfolio company investment at amortized cost was approximately $19.1 million at September 30, 2009, versus $19.8 million at September 30, 2008.  At September 30, 2009, 2.4% of our total debt investments at fair value (or 5.5% at amortized cost) were on non-accrual status.

The weighted average yields of the debt and income producing equity securities in our portfolio at their current cost basis were 10.9% at September 30, 2009 and 11.9% at September 30, 2008.  The weighted average yields on our senior secured loans and other debt securities at their current cost basis were 10.0% and 13.2%, respectively, at September 30, 2009, versus 11.6% and 12.2% at September 30, 2008.  Yields exclude common equity investments, preferred equity investments with no stated dividend rate, short-term investments, cash and cash equivalents.

At September 30, 2009, we had $0.5 million in cash and cash equivalents and $197.5 million available under our senior secured, multi-currency credit facility.

Results of Operations

Results comparisons are for the three and nine months ended September 30, 2009 and 2008.

Investment Income

Investment income totaled $29.4 million and $94.6 million, respectively, for the three and nine months ended September 30, 2009, compared to $37.4 million and $108.0 million for the three and nine months ended September 30, 2008.  The decrease in investment income for the three and nine months ended September 30, 2009 primarily reflects the impact of lower levels of the London Interbank Offered Rate, or LIBOR, on interest income from our floating rate debt investments, which generally bear interest based on LIBOR.  Three-month LIBOR averaged 0.41% and 0.83% during the three and nine months ended September 30, 2009, respectively, compared to 2.91% and 2.98% during the three and nine months ended September 30, 2008.

Expenses

Expenses for the three and nine months ended September 30, 2009 were $7.6 million and $23.5 million, respectively, versus $11.9 million and $36.0 million for the three and nine months ended September 30, 2008.   Of these totals, for the three and nine months ended September 30, 2009, $1.5 million and $5.0 million, respectively, were interest and other credit facility expenses, versus $4.3 million and $13.8 million for the three and nine months ended September 30, 2008.  Expenses also consist of base management fees, investment advisor expenses, professional fees, administrative services expenses, amortization of debt issuance costs, insurance expenses, director fees and miscellaneous other expenses.  The decrease in interest expense and fees related to the credit facility for the three and nine months ended September 30, 2009 is mainly a result of reduced borrowing costs from lower prevailing levels of LIBOR.  The decrease in base management fees for the three and nine months ended September 30, 2009 reflects a decline in the quarterly portfolio values on which the fees are paid (in arrears).  Other general and administrative expenses were generally lower than in the prior periods due to the reduced level of new investment originations.  For the three and nine months ended September 30, 2009 and 2008, there were no incentive management fees paid.  We may incur such fees in the three months ending December 31, 2009 and thereafter.

Net Investment Income

Net investment income totaled $21.8 million and $71.1 million, or $0.39 per share and $1.28 per share, respectively, for the three and nine months ended September 30, 2009.  For the three and nine months ended September 30, 2008, net investment income totaled $25.6 million and $72.1 million, or $0.47 per share and $1.34 per share, respectively.

Net Realized Gain or Loss

Total net realized gain or loss for the three and nine months ended September 30, 2009 were losses of ($56.3) million and ($64.9) million, respectively, compared to a gain of $29.2 thousand and a loss of ($1.3) million for the three and nine months ended September 30, 2008.  Net realized loss from the disposition of investments resulted primarily from the restructuring of our investments in Advanstar Inc., Alpha Media Group Inc. and Mattress Giant Corporation in the third quarter and United Subcontractors Inc. in the second quarter of 2009.  Substantially all of the net realized loss represents amounts that had been reflected in unrealized depreciation on investments in prior periods.  Foreign currency losses of ($1.0) million and ($2.5) million for the three and nine months ended September 30, 2009, respectively, mainly represent losses on forward currency contracts used to hedge our investments denominated in foreign currencies.

Net Unrealized Appreciation or Depreciation

For the three and nine months ended September 30, 2009, the net change in unrealized appreciation or depreciation on the Company’s investments and foreign currency translation was appreciation of $65.7 million and $44.7 million, respectively, versus depreciation of ($44.4) million and ($117.2) million for the three and nine months ended September 30, 2008.  The net unrealized appreciation on investments for the three and nine months ended September 30, 2009 includes $60.6 million and $57.7 million relating to reversals of prior period net unrealized depreciation as a result of investment restructurings and dispositions.  Net unrealized depreciation was ($264.6) million at September 30, 2009 and ($174.7) million at September 30, 2008.  The net unrealized appreciation for the three and nine months ended September 30, 2009 was primarily a result of the reversals described above and improved capital market conditions.  The valuations of our investments were favorably impacted by market-wide decreases in interest yields, as well as increases in multiples used to estimate the fair value of some of our investments.  Market-wide movements and trading multiples are not necessarily indicative of any fundamental change in the condition or prospects of our portfolio companies.

Net Change in Net Assets from Operations

For the three and nine months ended September 30, 2009, the net change in net assets from operations was $31.1 million and $50.9 million, or $0.55 per share and $0.91 per share, respectively, compared to ($18.8) million and ($46.4) million, or ($0.34) per share and ($0.87) per share, for the three and nine months ended September 30, 2008.

Liquidity and Capital Resources

At September 30, 2009, we had $0.5 million in cash and cash equivalents, $347.5 million in borrowings outstanding and, subject to leverage restrictions, $197.5 million available for use under our $545 million credit facility, which matures in December 2010.  At September 30, 2009, we were in compliance with regulatory coverage requirements with an asset coverage ratio of 255% and were in compliance with all financial covenants under our credit facility.  In the near term, we expect to meet our liquidity needs through use of the remaining availability under our credit facility and continued cash flows from operations.  In the future, we may raise additional equity or debt capital off our shelf registration statement, among other options.  The primary use of funds will be investments in portfolio companies, cash distributions to our stockholders, repayment of indebtedness and other general corporate purposes.

Dividends

Dividends declared to stockholders for the three and nine months ended September 30, 2009 totaled $9.0 million, or $0.16 per share, and $26.7 million, or $0.48 per share, respectively.  For the three and nine months ended September 30, 2008, dividends declared totaled $23.5 million, or $0.43 per share, and $69.1 million, or $1.29 per share, respectively. Tax characteristics of all dividends will be reported to stockholders on Form 1099 after the end of the calendar year.

We have elected to be taxed as a regulated investment company, or RIC, under Subchapter M of the Internal Revenue Code.  To maintain our status as a RIC, we must distribute annually to our stockholders at least 90% of our investment company taxable income and at least 98% of our income (both ordinary income and net capital gains) to avoid an excise tax.  We have made, and intend to continue to make, timely distributions sufficient to satisfy the annual distribution requirements to maintain our qualification as a RIC.  We also intend to make distributions of net realized capital gains, if any, at least annually.  We may, at our discretion, carry forward taxable income in excess of calendar year distributions and pay a 4% excise tax on this income.  We will accrue excise tax on estimated undistributed taxable income as required, although at this time there are no assurances that the Company’s 2009 taxable income will exceed 2009 distributions.

Income we receive from origination, structuring, closing, commitment and other upfront fees associated with investments in portfolio companies is treated as taxable income when received and accordingly, distributed to stockholders.  For the three and nine months ended September 30, 2009, there were no such fees.  For the three and nine months ended September 30, 2008, these fees totaled zero and $2.6 million, respectively.

Temporary guidance issued by the Internal Revenue Service earlier this year permits publicly-traded RICs to distribute stock to satisfy their distribution requirements if stated conditions are met.  Our Board of Directors has not yet made a determination whether to utilize the new guidance.

Dividend Reinvestment and Dividend Reinvestment Plan

We maintain an “opt out” dividend reinvestment plan for our common stockholders.  As a result, if we declare a dividend, stockholders’ cash dividends will be automatically reinvested in additional shares of our common stock, unless they specifically “opt out” of the dividend reinvestment plan so as to receive cash dividends.  With respect to our dividends declared to stockholders for the nine months ended September 30, 2009, a total of $9.1 million was reinvested pursuant to our dividend reinvestment plan.  With respect to our dividends declared to stockholders for the nine months ended September 30, 2008, a total of $28.7 million was reinvested pursuant to our dividend reinvestment plan.

Under the terms of our amended and restated dividend reinvestment plan, dividends may be paid in newly issued or treasury shares of our common stock at a price equal to 95% of the market price on the dividend payment date.  This feature of the plan means that, under certain circumstances, we may issue shares of our common stock at a price below NAV per share, which could cause our stockholders to experience dilution.  With respect to our dividends declared to stockholders for the nine months ended September 30, 2009, reinvestment at such prices resulted in cumulative dilution of our NAV of approximately $0.13 per share.

Share Repurchase Plan

In August 2008, our Board of Directors approved a share repurchase plan under which we may repurchase up to 2.5% of our outstanding shares of common stock from time to time in open market or privately negotiated transactions.  In May 2009, our Board of Directors approved an extension and increase to the plan which authorized us to repurchase up to an additional 2.5% of our outstanding shares of common stock.  The repurchase plan does not obligate us to acquire any specific number of shares and may be discontinued at any time.  The repurchase plan is expected to be in effect through the earlier of June 30, 2010 or until the approved number of shares has been repurchased.  There were no purchases during the three months ended September 30, 2009.  During the nine months ended September 30, 2009, we purchased a total of 583,572 shares of our common stock on the open market for $2.2 million, including brokerage commissions.  Since inception of the repurchase plan through September 30, 2009, we have purchased 961,679 shares of our common stock on the open market for $5.4 million, including brokerage commissions.  At September 30, 2009, the total number of remaining shares authorized for repurchase was 1,794,971.  We are currently holding the shares we repurchased in treasury.

Notice is hereby given in accordance with Section 23(c) of the Investment Company Act of 1940 that from time to time we may purchase shares of our common stock in the open market at prevailing market prices.

Conference Call

BlackRock Kelso Capital will host a webcast/teleconference call at 4:30 p.m. (Eastern Time) on Thursday, November 5, 2009 to discuss its third quarter 2009 financial results.  All interested parties are welcome to participate.  You can access the teleconference by dialing, from the United States, (800) 374-0176, or from outside the United States, (706) 679-3431, shortly before 4:30 p.m. and referencing the BlackRock Kelso Capital Corporation Conference Call (ID Number 34017498).  A live, listen-only webcast will also be available via the investor relations section of www.blackrockkelso.com.

Both the teleconference and webcast will be available for replay by 8:00 p.m. on Thursday, November 5, 2009 and ending at midnight on Thursday, November 12, 2009.  To access the replay of the teleconference, callers from the United States should dial (800) 642-1687 and callers from outside the United States should dial (706) 645-9291 and enter the Conference ID Number 34017498.  To access the webcast, please visit the investor relations section of www.blackrockkelso.com.

BlackRock Kelso Capital Corporation

 Statements of Assets and Liabilities (Unaudited)

	September 30, 2009	December 31, 2008
Assets:
Investments at fair value:
Non-controlled, non-affiliated investments (amortized cost of $1,011,492,301 and $1,115,354,825)	$843,297,117	$875,633,291
Non-controlled, affiliated investments (amortized cost of $63,497,562 and $64,268,941)	26,884,202	40,015,080
Controlled investments (amortized cost of $69,902,772 and $56,207,945)	10,495,706	11,196,555
Total investments at fair value (amortized cost of $1,144,892,635 and $1,235,831,711)	880,677,025	926,844,926
Cash equivalents	162,880	15,024,972
Cash denominated in foreign currencies (cost of $342,871 and $764,413)	349,803	761,299
Unrealized appreciation on forward foreign currency contracts	—	717,972
Interest receivable	16,496,729	16,300,537
Dividends receivable	6,174,061	4,161,246
Prepaid expenses and other assets	1,961,554	2,380,988
Total Assets	$905,822,052	$966,191,940

Liabilities:
Payable for investments purchased	$1,850,238	$1,005,101
Unrealized depreciation on forward foreign currency contracts	408,512	1,054,165
Credit facility payable	347,500,000	426,000,000
Interest payable on credit facility	273,677	835,491
Dividend distributions payable	9,015,440	19,463,166
Base management fees payable	4,555,811	5,725,029
Accrued administrative services	189,957	170,445
Other accrued expenses and payables	1,652,122	1,643,042
Total Liabilities	365,445,757	455,896,439

Net Assets:
Common stock, par value $.001 per share, 100,000,000 common shares authorized, 57,308,179 and 55,670,594 issued and 56,346,500 and 55,292,487 outstanding	57,308	55,671
Paid-in capital in excess of par	826,790,721	818,627,914
Undistributed net investment income	48,174,028	3,855,016
Accumulated net realized gain (loss)	(64,606,945)	243,475
Net unrealized depreciation	(264,612,917)	(309,295,567)
Treasury stock at cost, 961,679 and 378,107 shares held	(5,425,900)	(3,191,008)
Total Net Assets	540,376,295	510,295,501
Total Liabilities and Net Assets	$905,822,052	$966,191,940
Net Asset Value Per Share	$9.59	$9.23

BlackRock Kelso Capital Corporation Statements of Operations (Unaudited)	Three months ended September 30, 2009	Three months ended September 30, 2008	Nine months ended September 30, 2009	Nine months ended September 30, 2008

Investment Income:
From non-controlled, non-affiliated investments:
Interest	$27,636,401	$35,516,763	$90,126,212	$101,133,085
Dividends	451,908	472,562	1,322,664	1,257,265
Other income	—	16,142	—	18,438
From non-controlled, affiliated investments:
Interest	753,690	1,170,717	1,668,208	3,525,042
Dividends	279,079	257,618	820,493	994,668
From controlled investments:
Interest	238,408	11,910	672,837	1,085,667
Total investment income	29,359,486	37,445,712	94,610,414	108,014,165

Expenses:
Base management fees	4,555,811	5,841,124	13,951,061	16,991,573
Interest and credit facility fees	1,456,369	4,311,893	5,004,980	13,818,524
Investment advisor expenses	341,872	283,301	1,028,939	822,150
Professional fees	342,878	622,532	949,444	1,461,003
Administrative services	174,490	261,744	605,525	867,177
Amortization of debt issuance costs	172,031	149,068	511,520	482,493
Insurance	152,181	119,781	413,406	396,217
Director fees	84,083	82,450	268,238	275,185
Other	298,190	191,941	808,935	840,365
Total expenses	7,577,905	11,863,834	23,542,048	35,954,687
Net Investment Income	21,781,581	25,581,878	71,068,366	72,059,478
Realized and Unrealized Gain (Loss):
Net realized gain (loss):
Non-controlled, non-affiliated investments	(55,331,272)	187,711	(62,394,229)	314,350
Non-controlled, affiliated investments	—	—	12,240	112,783
Foreign currency	(981,390)	(158,501)	(2,468,431)	(1,710,861)
Net realized gain (loss)	(56,312,662)	29,210	(64,850,420)	(1,283,728)
Net change in unrealized appreciation or depreciation on:
Non-controlled, non-affiliated investments	82,569,638	(36,330,023)	71,526,349	(94,515,860)
Non-controlled, affiliated investments	(13,462,326)	(1,700,589)	(22,434,442)	(7,966,047)
Controlled investments	(1,969,822)	(9,392,438)	(4,320,733)	(18,419,671)
Foreign currency translation	(1,460,443)	3,018,444	(88,524)	3,718,130
Net change in unrealized appreciation or depreciation	65,677,047	(44,404,606)	44,682,650	(117,183,448)
Net realized and unrealized gain (loss)	9,364,385	(44,375,396)	(20,167,770)	(118,467,176)
Net Increase (Decrease) in Net Assets Resulting from Operations	$31,145,966	$(18,793,518)	$50,900,596	$(46,407,698)
Net Investment Income Per Share	$0.39	$0.47	$1.28	$1.34
Earnings (Loss) Per Share	$0.55	$(0.34)	$0.91	$(0.87)
Basic and Diluted Weighted-Average Shares Outstanding	56,338,835	54,632,752	55,738,396	53,588,041

About BlackRock Kelso Capital Corporation

BlackRock Kelso Capital Corporation is a business development company formed in early 2005 by its management team, BlackRock, Inc. and principals of Kelso & Company, to provide debt and equity capital to middle-market companies.

The Company's investment objective is to generate both current income and capital appreciation through debt and equity investments.  The Company invests primarily in middle-market companies in the form of senior and junior secured and unsecured debt securities and loans, each of which may include an equity component, and by making direct preferred, common and other equity investments in such companies.

Forward-Looking Statements

This press release, and other statements that BlackRock Kelso Capital may make, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act, with respect to BlackRock Kelso Capital’s future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “anticipate,” “current,” “intention,” “estimate,” “position,” “assume,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock Kelso Capital cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock Kelso Capital assumes no duty to and does not undertake to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock Kelso Capital's Securities and Exchange Commission (“SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) our future operating results; (2) our business prospects and the prospects of our portfolio companies; (3) the impact of investments that we expect to make; (4) our contractual arrangements and relationships with third parties; (5) the dependence of our future success on the general economy and its impact on the industries in which we invest; (6) the ability of our portfolio companies to achieve their objectives; (7) our expected financings and investments; (8) the adequacy of our cash resources and working capital, including our ability to obtain continued financing on favorable terms; (9) the timing of cash flows, if any, from the operations of our portfolio companies; (10) the ability of our investment advisor to locate suitable investments for us and to monitor and administer our investments; (11) the ability of our investment advisor to attract and retain highly talented professionals; (12) fluctuations in foreign currency exchange rates; and (13) the impact of changes to tax legislation and, generally, our tax position.

BlackRock Kelso Capital’s Annual Report on Form 10-K for the year ended December 31, 2008 filed with the SEC identifies additional factors that can affect forward-looking statements.

Available Information

BlackRock Kelso Capital’s filings with the SEC, press releases, earnings releases and other financial information are available on its website at www.blackrockkelso.com.  The information contained on our website is not a part of this press release.

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